Exhibit 4.3

Description of Securities of Autoscope Technologies Corporation
Registered Under Section 12 of the Securities Exchange Act of 1934

Autoscope Technologies Corporation (“Autoscope,” “we,” “us,” or “our”) has two classes of securities registered under the Securities Exchange Act of 1934, as amended: our common stock, $0.01 par value per share (the “Common Stock”), and our preferred stock purchase rights (the “Rights”) to purchase specified fractions of our Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”).

          The following description of our Common Stock, the Rights, and the Series A Preferred Stock is a summary and is subject to, and is qualified in its entirety by reference to, our Restated Articles of Incorporation (the “Articles”), including the Certificate of Designation of Series A Junior Participating Preferred Stock included therein (the “Certificate of Designation”) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2021 (the “Form 8-K12B”); our Bylaws (the “Bylaws”) (incorporated by reference to Exhibit 3.2 to the Form 8-K12B); the Amended and Restated Rights Agreement dated as of July 21, 2021 by and among Autoscope, Continental Stock Transfer & Trust Company and, only with respect to Section 37 thereof, Image Sensing Systems, Inc. (the “Rights Agreement”) (incorporated by reference to Exhibit 4.1 to the Form 8-K12B); and the applicable provisions of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”).  We encourage you to read our Articles, our Bylaws, the Rights Agreement, and the applicable provisions of the MBCA for additional information.

Authorized Capital Stock

            Our Articles authorize us to issue a total of 25,000,000 shares of capital stock, consisting of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Voting Rights

The holders of shares of our Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Directors are elected by a plurality of the votes cast by shareholders present in person or represented by proxy at a meeting of the shareholders of Autoscope and entitled to vote on the election of directors. Except as otherwise provided by applicable law, our Articles, or our Bylaws, every matter other than the election of directors will be decided by the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the shareholders meeting at which a quorum is present and entitled to vote on such matter. As provided in our Articles, holders of shares of our Common Stock are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the shareholders.

Dividends

The holders of our Common Stock are entitled to receive dividends declared by our Board of Directors (the “Board”) out of funds legally available for the payment of dividends under the MBCA, subject to the rights, if any, of the holders of our preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of our business, the holders of Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

Rights and Preferences

The holders of our Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. There are also no redemption or sinking fund provisions applicable to our Common Stock.

Listing and Transfer Agent

Our Common Stock is traded on The Nasdaq Capital Market under the trading symbol “AATC.” The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

Preferred Stock

The Board has the authority, without further action by our shareholders, to issue up to 5,000,000 shares of our preferred stock, $0.01 par value per share, in one or more classes or series and to fix the rights, preferences, privileges and restrictions of the preferred stock. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of Common Stock. The issuance of our preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Autoscope or other corporate action.

The Certificate of Designation included in the Articles sets forth the rights, powers and preferences of our Series A Preferred Stock, as described below. In addition, we have issued Rights to purchase specified fractions of Series A Preferred Stock. For more information about the Rights, see “Rights to Purchase Series A Preferred Stock” below.

            In addition, see “Anti-Takeover Effects of Provisions of Our Articles, Bylaws, and Minnesota Law” below.

Series A Preferred Stock

Amount

Under the Certificate of Designation, we may issue 50,000 shares of Series A Preferred Stock. As of February 28, 2022, there were no shares of Series A Preferred Stock outstanding.

Ranking

The Series A Preferred Stock will rank junior to all other series of any other class of Autoscope’s preferred stock as to the payment of dividends and the distribution of assets unless the terms of any such series provide otherwise.

Dividends and Distributions; Adjustment

Subject to the rights of the holders of any shares of any series of our preferred stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock of Autoscope, will be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, quarterly dividends payable in cash on the last day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00 or (2) subject to the provision for adjustment described below, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non‑cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If Autoscope at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amount to which holders of shares of Series A Preferred Stock were entitled immediately before such event under clause (2) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

We will be required to declare a dividend or distribution on the Series A Preferred Stock as provided in the foregoing paragraph immediately after we declare a dividend or distribution on the Common Stock (other than dividends payable in shares of Common Stock).

Dividends will begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share‑by‑share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payments of a dividend or distribution declared on the shares of Series A Preferred Stock, which record date will be not more than 60 days before the date fixed for the payment of the dividend or distribution.

Voting Rights; Adjustment

Subject to the provision for adjustment set forth in the next sentence, each share of Series A Preferred Stock will entitle its holder to 1,000 votes on all matters submitted to a vote of the shareholders of Autoscope. If Autoscope declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately before such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event. Except as otherwise provided in the Certificate of Designation, in any other certificate of designation creating a series of Autoscope’s preferred stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of Autoscope having general voting rights will vote together as one class on all matters submitted to a vote of shareholders of Autoscope.

Certain Restrictions on Dividends

Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as described above are in arrears, Autoscope will be restricted in its ability to declare or pay dividends on, redeem, purchase or otherwise acquire for consideration, or make other distributions of shares of stock ranking junior to, or on parity with, the Series A Preferred Stock (subject to specified exceptions for stock ranking on a parity with the Series A Preferred Stock). In such event, Autoscope will also be restricted in its ability to purchase shares of Series A Preferred Stock.

Distribution Upon Liquidation of Dissolution

Upon any liquidation, dissolution or winding up of Autoscope, no distribution will be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock have received $1,000 per share, plus an amount equal to any accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock will be entitled to receive an aggregate amount per share, subject to the provision for adjustment set forth in the next sentence, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock; or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up. If Autoscope declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately before such event under the proviso in clause (1) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

Exchange Upon Consolidation or Merger

If Autoscope enters into any consolidation, merger, combination, or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then each share of Series A Preferred Stock will be similarly exchanged or changed into an amount per share, subject to the provision for adjustment set forth in the next sentence, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind) into which or for which each share of Common Stock is changed or exchanged. If Autoscope declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

Redemption; Sinking Fund

The shares of Series A Preferred Stock will not be redeemable. There is no sinking fund provision that applies to the Series A Preferred Stock.

Amendments

Our Articles (including the Certificate of Designation) may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two‑thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Rights to Purchase Series A Preferred Stock

We are a party to the Rights Agreement with Continental Transfer & Trust Company, as rights agent. Effective on July 21, 2021, immediately after the merger of Image Sensing Systems, Inc. (“ISNS”) with and into Spruce Tree MergerCo, Inc. (the “Merger”), by which ISNS became a wholly-owned subsidiary of Autoscope, the Board authorized and declared a dividend distribution of one Right, initially representing the right to purchase from Autoscope one one‑thousandth of a share of Series A Preferred Stock, for each share of Common Stock outstanding on July 21, 2021 immediately after the effective time of the Merger on July 21, 2021, to the shareholders of record at the close of business on that date. The Rights Agreement will expire on June 4, 2022 at 6:00 p.m., Eastern time. On March 1, 2022, the Board adopted the First Amendment to Amended and Restated Rights Agreement (the “First Amendment”) to extend the expiration date of the Rights Agreement to the earlier of (1) 6:00 p.m., Eastern time, on June 4, 2024; (2) the time at which the Rights are redeemed or exchanged under the Rights Agreement; (3) the repeal of Section 382 of the Code or any successor statute or any other change if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of the Tax Benefits; or (4) the time at which the Board determines that the Tax Benefits are fully utilized or no longer available.  The First Amendment is to be considered and voted on by Autoscope’s shareholders at the meeting of Autoscope’s shareholders scheduled for May 2022.

The Rights Agreement helps to preserve the value of certain deferred tax benefits of Autoscope, including those generated by net operating losses (collectively, the “Tax Benefits”). As of December 31, 2021, we estimate that we had U.S. federal net operating loss carryforwards of $16.7 million. Unless otherwise restricted, we believe that we will be able to carry forward a significant amount of these net operating loss carryforwards and any other Tax Benefits, and so these Tax Benefits could be a substantial asset to us. If we experience an ownership change for purposes of Section 382 of the United States Internal Revenue Code (the “Code”), however, our ability to use our Tax Benefits will be substantially limited. These limitations could require us to pay U.S. federal income taxes earlier than would otherwise be required if such limitations were not in effect and could cause the Tax Benefits to expire unused, in each case reducing or eliminating the benefit of the Tax Benefits.

In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires 4.99% or more of the outstanding shares of Autoscope’s Common Stock without the approval of the Board. Autoscope’s ability to use the Tax Benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Code. In general, an ownership change would occur if there is a greater than 50‑percentage point change in ownership of securities by shareholders owning (or deemed to own under Section 382 of the Code) five percent or more of a corporation’s securities over a rolling three‑year period. The Rights Agreement reduces the likelihood that changes in Autoscope’s investor base have the unintended effect of limiting Autoscope’s use of its Tax Benefits

Exercise of Rights

Before the “Distribution Date” (as defined below), the Rights are not exercisable, and they are evidenced by and traded with the stock certificates for the shares of Common Stock (or, with respect to any uncertificated shares of Common Stock registered in book entry form, by notation in book entry).

On or after the Distribution Date, each Right would initially entitle the holder to purchase one one‑thousandth of a share of Series A Preferred Stock for an initial purchase price of $25.00 per share, which is subject to adjustment (the “Purchase Price”).

The Rights will separate from the Common Stock and become exercisable following (1) the 10th business day (or such later date as may be determined by the Board) after the public announcement that an “Acquiring Person” (as defined below) has acquired beneficial ownership of 4.99% or more of the outstanding shares of Common Stock or (2) the 10th business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 4.99% or more of Autoscope’s Common Stock. The date on which the Rights separate from the shares of Autoscope’s Common Stock and become exercisable is the “Distribution Date.”

Definition of “Acquiring Person”

An “Acquiring Person” is a person or group that, together with affiliates and associates of such person or group, acquires beneficial ownership of 4.99% or more of Autoscope’s Common Stock, other than (1) an “Exempt Person” (as defined below); (2) any shareholder that, as of the time of the first public announcement of the Rights Agreement, beneficially owned 4.99% or more of Autoscope’s Common Stock (unless and until such person thereafter acquires any additional shares of Common Stock, subject to certain exceptions); (3) a person who becomes an Acquiring Person solely as a result of Autoscope repurchasing shares of its Common Stock; and (4) certain shareholders who inadvertently buy shares in excess of 4.99% of the shares of Common Stock and who thereafter reduce the percentage of the shares they own below 4.99%. An “Exempt Person” is defined as Autoscope; its subsidiaries and their respective employee benefit plans; and any person that the Board has affirmatively determined, in its sole discretion, before the Distribution Date, in light of the intent and purposes of the Rights Agreement or other circumstances facing Autoscope, will not be deemed an Acquiring Person.

Flip‑In

If an Acquiring Person acquires beneficial ownership of 4.99% or more of the outstanding shares of Autoscope’s Common Stock, all holders of Rights may purchase, for the Purchase Price, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of Autoscope) having a then‑current market value equal to twice the Purchase Price, based on the market price of the Common Stock before such acquisition. However, the Rights are not exercisable following the occurrence of such an event until the Rights are no longer redeemable by Autoscope, as described below.

After the occurrence of an event described in the preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip Over

If, after an Acquiring Person obtains 4.99% or more of the outstanding shares of Autoscope’s Common Stock, Autoscope merges into another entity, an acquiring entity merges into Autoscope, or Autoscope sells or transfers more than 50% of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as described above) will entitle its holder to purchase, for the Purchase Price, a number of shares of stock of the Acquiring Person engaging in the transaction having a then‑current market value equal to twice the Purchase Price, based on the market price of the Acquiring Person’s stock before such transaction.

Exchange

After a person or group becomes an Acquiring Person, but before an Acquiring Person beneficially owns 50% of the outstanding shares of Autoscope’s Common Stock, the Board may extinguish the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, by exchanging two shares of Common Stock or an equivalent security for each Right. In certain circumstances, Autoscope may elect to exchange the Rights for cash or other securities of Autoscope having a value approximately equal to two shares of Common Stock.

Term and Expiration

The Rights expire on the earliest of (1) 6:00 p.m., Eastern time, on June 4, 2022 if such extension (as evidenced by the First Amendment) is not approved by the holders of at least a majority of shares of Autoscope’s common stock present in person or represented by proxy and voting on the approval of the First Amendment at a meeting of our shareholders held before that time on June 4, 2022; (2) 6:00 p.m., Eastern time, on June 4, 2024, if the shareholders approve the First Amendment at our shareholders meeting held before 6:00 p.m., Eastern time, on June 4, 2022; (3) the time at which the Rights are redeemed or exchanged under the Rights Agreement; (4) the repeal of Section 382 of the Code or any successor statute or any other change if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of the Tax Benefits; or (5) the time at which the Board determines that the Tax Benefits are fully utilized or no longer available.

Redemption

The Board may redeem the Rights for $0.001 per Right (payable in cash, shares of Autoscope’s Common Stock, or other consideration deemed appropriate by the Board) at any time before a person becomes an Acquiring Person. When the Board redeems the Rights, the Rights will terminate, and the only right of the holders of the Rights will be to receive the $0.001 redemption price. The redemption price will be adjusted if Autoscope undertakes a stock dividend or a stock split of its Common Stock.

Anti‑Dilution Provisions

The Board may adjust the Purchase Price, the number of shares of Series A Preferred Stock issuable, and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of Autoscope’s Series A Preferred Stock or shares of Common Stock.

With certain exceptions, no adjustments to the Purchase Price will be made until the cumulative adjustments amount to at least 1% of the Purchase Price. No fractional share of Series A Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Series A Preferred Stock.

Amendments

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or before the Distribution Date. After the Distribution Date, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights in order to cure any ambiguities, to shorten or lengthen any time period set forth in the Rights Agreement, or to make changes that do not adversely affect the interests of holders of the Rights.

Shareholder Rights; Taxes

Until a Right is exercised, the holder of the Right does not have any rights as a shareholder of Autoscope, including voting rights and the right to receive dividends. The distribution of Rights should not be taxable for federal income tax purposes. However, following any occurrence of an event that renders the Rights exercisable or upon any redemption of the Rights, shareholders may recognize taxable income.

Anti-Takeover Effects of Provisions of Our Articles, Bylaws, and Minnesota Law

Rights Agreement

As described above, the Rights Agreement, is designed to protect shareholder value by mitigating the likelihood of an “ownership change” that would result in significant limitations to our ability to use our net operating losses or other Tax Benefits to offset future income. The rights plan provides, subject to certain exceptions, that if any person or group acquires 4.99% or more of our outstanding shares of Common Stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. Existing shareholders who owned 4.99% or more of our outstanding Common Stock as of the date the Rights Agreement was adopted will trigger a dilutive event only if they acquire an additional 1% of the outstanding shares of our Common Stock. For more information about the Rights and the Rights Agreement, see “Rights to Purchase Series A Preferred Stock.”

Minnesota Law

We are subject to the anti‑takeover provisions of section 302A.671 of the MBCA. This provision generally limits the voting rights of a shareholder acquiring at least 20% of the voting shares of a corporation in an attempted takeover or otherwise becoming a substantial shareholder unless holders of a majority of the voting power of the disinterested shares approve full voting rights for such substantial shareholder, with certain exceptions.

Section 302A.673 of the MBCA generally prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder unless before the date of the transaction, a committee of the board of directors of the corporation consisting of one or more disinterested directors or, if the board has no disinterested directors, by three or more disinterested persons selected by the board, approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. As used in section 302A.673, a business combination includes:

  any merger or consolidation involving Autoscope or its subsidiary and the interested shareholder;
  any exchange under a plan of exchange of shares or other securities of Autoscope or its subsidiary or money, or other property for shares, other securities, money or property of the interested shareholder;
  any sale, lease, exchange, mortgage, pledge, transfer, or other disposition involving the interested shareholder of assets of Autoscope having an aggregate market value equal to 10% or more of the aggregate market value of all of the assets of Autoscope;
  the issuance or transfer by the Company of shares of the Company that have an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding shares of the Company to the interested shareholder;
  Autoscope’s adoption of any plan or proposal for its liquidation or dissolution proposed by or on behalf of the interested shareholder;
  any reclassification of securities or recapitalization of Autoscope proposed by or on behalf of the interested shareholder that has the effect of increasing the proportionate share of any class or series of voting shares of Autoscope that is owned by the interested shareholders; or
  the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial assistance provided by or through Autoscope.

In general, as used in section 302A.673, an interested shareholder is defined in section 302A.011, subdivision 49 as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the Company, or an affiliate or associate of the Company that, at any time within the four-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of Autoscope.

Articles of Incorporation

Certain provisions of our Articles may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Articles

•         permit our Board to authorize and issue shares of preferred stock without prior shareholder approval, commonly referred to as “blank check” preferred stock, with any rights, preferences and privileges as the Board may designate, including the right to approve an acquisition or other change in our control;

•         provide that the authorized number of directors may be increased by resolution of the Board;

•         provide that all vacancies, including newly-created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

•         do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election).

Limitation on Liability of Directors and Indemnification

Our Articles limit the liability of our directors to the fullest extent permitted by the MBCA. Section 302A.251, subdivision 4 of the MBCA provides that a director’s personal liability to Autoscope or its shareholders for monetary damages for breach of fiduciary duty may be eliminated, except for liability due to:

  breach of the duty of loyalty to Autoscope or its shareholders;
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  the unlawful payment of dividends or redemption of shares as provided in section 302A.559 of the MBCA or civil liability for securities violations under section 80A.76 of the Minnesota Statutes; or
  transactions from which our directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Bylaws provide that we will indemnify and advance expenses to our directors, officers and persons serving in any other capacity at our request to the fullest extent permitted by Minnesota law. Section 302A.521 of the MBCA also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us. We maintain a directors’ and officers’ liability insurance policy.